Exhibit 99.1

Allarity Therapeutics Announces Dismissal
of Securities Class Action Lawsuit

Boston (February 26, 2025)—Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing stenoparib—a differentiated dual PARP/Wnt pathway inhibitor—as a personalized cancer treatment using its proprietary, drug-specific patient selection technology—the Drug Response Predictor (DRP®)—today announced that the securities class action lawsuit in the United States District Court for the Southern District of New York referenced in the Company’s Form 10-Q filing on November 14, 2024, has been dismissed in whole against all defendants.

The lawsuit, originally filed on September 13, 2024, alleged that false or misleading statements were made regarding the regulatory prospects of the Dovitinib New Drug Application (NDA) and related matters. Allarity has consistently maintained that these claims were without merit.

The case against all defendants has been dismissed with each party bearing its own legal costs and fees. No settlement or payment of any kind was made by the Company or any of its officers in connection with this dismissal.

“We are pleased to put this matter behind us, allowing us to fully focus on advancing stenoparib and its companion diagnostic, the stenoparib-DRP, through our new Phase 2 trial protocol for the treatment of advanced ovarian cancer,” said Thomas Jensen, Chief Executive Officer of Allarity Therapeutics.

About Stenoparib
Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and tankyrase 1/2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the Wnt signaling pathway. Aberrant Wnt/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and blocking Wnt pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic for many cancer types, including ovarian cancer. Allarity has secured exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, are found to have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be significantly increased. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines, combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has shown an ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients in dozens of clinical studies (both retrospective and prospective). The DRP platform, which may be useful in all cancer types and is patented for more than 70 anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® technology to develop a companion diagnostic that can be used to select those patients expected to derive the greatest clinical benefit from stenoparib. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the voluntary dismissal of the securities class action lawsuit, its impact on the Company, and Allarity’s continued focus on advancing stenoparib and its companion diagnostic, stenoparib-DRP, through its new Phase 2 trial protocol for the treatment of advanced ovarian cancer. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to potential future litigation, regulatory scrutiny, reputational impact from legal proceedings, and the ability of the Company to focus on its core business objectives, including the continued development of stenoparib and stenoparib-DRP, without further legal distractions . For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form S-1/A registration statement filed on April 17, 2024, our Form 10-K annual report on file with the Securities and Exchange Commission (the “SEC”) and our Form 10-Q quarterly report filed with the SEC on November 14, 2024, available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:
investorrelations@allarity.com

Media Contact:
        Thomas Pedersen
        Carrotize PR & Communications
        +45 6062 9390
        tsp@carrotize.com